UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 20, 2020

FIRST EAGLE ALTERNATIVE CAPITAL BDC, INC.

(Exact name of registrant as specified in its charter)

Delaware	814-00789	27-0344947
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification Number)

500 Boylston St., Suite 1200,

Boston, MA 02116

(Address of principal executive offices)

Registrant’s telephone number, including area code (800) 450-4424

Not applicable

(Former Name, Former Address and Former Fiscal Year, if Changed Since Last Report)

Securities registered pursuant to 12(b) of the Act:

Title of Each Class	Trading Symbols	Name of Each Exchange on Which Registered
Common Stock, par value $0.001 per share	FCRD	NASDAQ Global Select Market
6.75% Senior Notes due 2022	FCRZ	The New York Stock Exchange
6.125% Senior Notes due 2023	FCRW	The New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement

On October 16, 2020 (the “Closing Date”), First Eagle Alternative Capital BDC, Inc. (the “Company”) entered into the Third Amended and Restated Senior Secured Revolving Credit Agreement (the “Third A&R Credit Agreement” or the “Facility”), with certain lenders party thereto, certain departing lenders party thereto and ING Capital LLC, as administrative agent (the “Administrative Agent”). The Third A&R Credit Agreement amends and restates in its entirety the Company’s Second Amended and Restated Senior Secured Revolving Credit Agreement (as amended prior to the Closing Date, the “Prior Facility”). The Prior Facility was amended to, among other things:

•	Reduce the size of the lenders’ commitments under the Facility from $120 million to $100 million, with the option to increase the Facility up to $200 million.

•	Extend the revolver maturity date from December 15, 2021 to October 16, 2023 and the Facility maturity date from December 15, 2022 to October 16, 2024.

•	Reduce the asset coverage test from a minimum of 165% to a minimum of 150%.

•	No longer require the Company to maintain a minimum interest coverage ratio.

•	Reduce the stockholder’s equity and obligor’s net worth tests from a minimum of $140 million each to a minimum of $130 million each.

•	Increase the interest rate spread by 25bps to LIBOR + 300 basis points.

As of October 16, 2020, total commitments under the Facility are $100.0 million.

Borrowings under the Facility are subject to, among other things, a minimum borrowing/collateral base and substantially all of the Company’s assets are pledged as collateral under the Facility. In addition, the Facility requires the Company to, among other things (i) make representations and warranties regarding the collateral as well the Company’s business and operations, (ii) agree to certain indemnification obligations and (iii) agree to comply with various affirmative and negative covenants. The documentation for the Facility also includes default provisions such as the failure to make timely payments under the Facility, the occurrence of a change in control and the failure by the Company to materially perform under the operative agreements governing the Facility, which, if not complied with, could accelerate repayment under the Facility, thereby materially and adversely affecting the Company’s liquidity, financial condition and results of operations.

Certain of the participants in the Facility and their respective affiliates have engaged in, and may in the future engage in, investment banking, advisory roles and other commercial dealings in the ordinary course of business with the Company and/or its affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

The foregoing description of the Third A&R Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Third A&R Credit Agreement attached hereto as Exhibit 10.1.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01 of this current report on Form 8-K is hereby incorporated in this Item 2.03 by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Third Amended and Restated Senior Secured Revolving Credit Agreement, dated as of October 16, 2020, among First Eagle Alternative Capital BDC, Inc. (f/k/a THL Credit, Inc.) as borrower, the Lenders party thereto, solely with respect to Section 2.02(f)(ii), the Departing Lenders party thereto and ING Capital LLC, as Administrative Agent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST EAGLE ALTERNATIVE CAPITAL BDC, INC.

Date: October 20, 2020	By:	/S/ TERRENCE W. OLSON
	Name:	Terrence W. Olson
	Title:	Chief Financial Officer, Chief Operating Officer & Treasurer

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